Exhibit 99.1

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

C O R P O R A T E P A R T I C I P A N T S

Wayne Wetherell, Chief Financial Officer

Jim Miller, Chairman & Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S WHO ASKED QUESTIONS

Gregg, Northland Securities

Harvey Cone, HRK Strategic Advisory

Jeffrey Link, Invemed

P R E S E N T A T I O N

Operator:

Thank you and good afternoon everyone. Thank you for participating in ImageWare Systems Third Quarter Financial Results and Corporate Update Call to highlight the Company's progress since its last quarterly update in August.

Joining us today are ImageWare Systems Chairman and CEO, Jim Miller and the Company's CFO, Wayne Wetherell. Following their remarks, we'll open the call for questions.

Any statements made on this call that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as anticipate, believe, estimate, expect, forecast, intend, make, plan, project, predict, if, should, and will, and similar expressions as they relate to ImageWare Systems Incorporated are intended to identify such forward-looking statements. ImageWare may from time-to-time publicly update these forward-looking statements, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties, please see Risk Factors in the ImageWare's annual report on form 10-K for the Fiscal Year ended December 31st, 2017, its quarterly report on form 10-Q for the quarter ended September 30th, 2018, and other reports filed with the Securities and Exchange Commission under the Securities Three Exchange Act of 1934 as amended. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of today, on which they are made.

I would like to remind everyone that this call will be available for replay starting at 7:30 p.m. Eastern time tonight. A webcast replay will be available for 90 days on the Company's website at iwsinc.com. Any redistribution, retransmission, or rebroadcast of this call in any way without the expressed written consent of ImageWare's Systems Incorporated is strictly prohibited.

Now I will turn the call over to Wayne Wetherell, CFO. Please go ahead.

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

Wayne Wetherell:

Thank you, Operator and welcome to those of you joining our call today.

Our quarterly financial results are available in the recently published news release and on the form 10-Q. For context on today's call, I'll provide a brief summary of those results.

Revenue for the third quarter of 2018 totaled $736,000. That's down 32% from $1.1 million for the same quarter of 2017. The decrease was attributable to lower identification of project related revenue of approximately $271,000 and lower royalty revenue of approximately $63,000. As we've stated in the past, our government revenue is subject to significant swings due to the nature of the government project business.

Gross profit for the quarter was $576,000 as compared to $853,000 in the same quarter of 2017. Gross margins decreased to 78% in the third quarter compared to 79% in 2017.

The third quarter net loss was $3.5 million compared to $2.4 million for the same quarter in 2017. Net loss per share for the quarter was $0.04 compared to $0.03 in 2017. We ended the quarter with cash of $9.1 million.

This concludes my financial review. I'll now turn the call over to Jim for the progress update on our business strategy.

Jim Miller:

Thanks, Wayne. Good afternoon to everybody and I appreciate the opportunity to speak with you all today and provide you an update on our marketing and sales efforts as well as those of our partners.

But first, for those of you who would like to know more about our biometric technology and learn about what our game-changing patented multi-factor, multimodal technology does, and how it's different from and superior to other competing technologies and why it's needed, I invite you to either visit our website at iwsinc.com or contact our IR team directly to discuss.

I'll begin with an update on projects previously discussed before I address new opportunities that have come to us since our last call. It's important to keep in mind that updates and expectations regarding our partner projects come to you by way of what information and expectations our partners provide to us. Our partners tell us what they expect at any given time in the life of a project, and in the interest of transparency, we share that information where we can with our shareholders. Unfortunately in some cases, they've been off on their timing. Much of that is understandable as there are numerous moving parts and several layers of management in any purchasing decision particularly one involving new technology. Regrettably when they are off, that leaves the IWS management team looking bad as well as if we missed the mark. That said, we continue to believe in the partner model as given our size and number of employees, it's the best way to approach global markets.

On our August conference call we discussed the award granted by the Veterans Administration to our partner Four Points for a $3.6 million multi-year order for services and licenses in connection with the biometric authentication system deployed by the VA. We continue our service to the VA, one of our largest and longest customers while we discussed their needs for additional licenses and growth of the system. By way of our partnership with Fujitsu, we received an order from a Canadian financial institution for our GoVerifyID product. Since the completion of the agreement, we have begun the install process which will lead to the enrollment of Identities in the biometric authentic system in December.

Updating you on the pending Fujitsu ServiceNow helpdesk product, as mentioned before we are comfortable for this is an extremely large piece of business with the base in the hundreds of millions of potential customers. In order to ready the Fujitsu branded ServiceNow product for the market, the product must be tested and certified. Now this is a rigorous process that runs the new product through its paces and certifies that it meets standards for sale and will be interoperable with a large number of other software products used by the customers. When that work is satisfactorily completed and retested, there will be a product announcement and Fujitsu will begin offering services with our embedded GoVerifyID technology, thus offering a smoother and more secure user-help desk experience at a meaningfully discounted price to the customer. We were advised that this sales effort will start in this quarter.

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

Our partner CVW tells us it expects to complete several new GoVerifyID additional sales in this quarter as well.

Our work continues with one of IBM's largest ICM customers. Last quarter we told you that we had advanced to the procurement discussion stage and for the moment, that is where that discussion remains.

More recently, ForgeRock, a leader in identity and access management and ImageWare announced the partnership that involved the integration of our GoVerifyID product, which allows for both two and three factor authentication into the ForgeRock identity management platform. At a major industry event, Identity Live just two weeks ago in London, ForgeRock debuted our product fully integrated into their identity management platform which allows their customers to quickly and easily obtain the security advantages of additional authentication. We and ForgeRock are now working together to follow up on the significant interest from that event, as well as target specific ForgeRock customers with two and three factor authentication needs.

Now some of you have wondered why it is that a long-time pioneer in Biometrics is now offering the frankly lesser security of two factor authentication. Simple reasons.

First, we've always offered two factor authentication on our products, so why not make sure all of our customers know this.

Second, some customers are hesitant to jump right into Biometrics. After all it's a big change from over 50 years of passwords and pins. So two factor authentication offers an easy first step into the journey toward more secure authentication of your identity, and with the IWS platform, we can start a customer on two factor authentication or 2FA as we call it and graduate them to full Biometric authentication in one very easy step in all on the same platform.

Finally and bluntly, we all saw the $2 billion plus valuation given to a two-factor company in a recent acquisition by Cisco. We, however, can take our customer on this authentication journey by supplying first step with the ability to seamlessly and effortlessly upgrade to full Biometric authentication. Because we have all these capabilities on the IWS platform, a customer can move from two-factor to full Biometrics with the literal flip of the switch, a capability not provided by anyone else in the market. And, two or three-factor, the customer gets the same highly-scalable authentication enjoyed for a number of years by our government customers such as the state of Arizona, the Canadian TSA, and the VA.

Turning to the burgeoning healthcare market, which is expected to support a higher per person per month price point. At the end of our first-quarter, Fujitsu announced that it has expanded our sales and marketing agreement and was bringing their MedClick Platform into the market. MedClick is an OEM version of our FDA approved pillphone product, for biometrically secured patient engagement, medical adherence and authentication of e-prescription ordering and clinical trial. In Q2, we told you that we and Fujitsu had successfully integrated MedClick into the Epic Electronic healthcare applications. The Epic electronic records solutions for healthcare provides records for over 200 million patients. So, we're very excited about the ability to market MedClick into this space.

In Q2, we also told you that Fujitsu had just commenced its marketing and sales activities to add resellers who will target the chronic disease management markets with the product. The Q3 update is that we are told that MedClick is being well-received. Fujitsu is working on securing a reference customer for the product and is having discussions with senior management types and various companies to secure that vital reference account, which can then be used to drive additional sales.

Turning to our partners at Contactable, we have executed a five-year license agreement with them and tomorrow you will see an announcement about our new product for on-boarding which is based on our agreement with them. This not only fills a hole in our product offerings but opens up a very lucrative market segment for our product, as many companies desire identity verification prior to enrolling an identity into a consumer or enterprise database. Now with this new product, we can offer confident assurance that the individual who enters our customer's database has their identity validated against the government issued ID. We can also offer customers the service of a digital vault to biometrically protect important documents and to facilitate digital transaction, all of this seamlessly integrated into our GoVerifyID product.

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

More importantly, we can create for all users, a secured digital identity that is compliant with the new GDPR requirements, compliant with new banking requirements, and allows the individual who created that fully vetted identity to use it in a federated fashion. That is with other merchants, governments or service providers, or, and this is really important, remove that identity from use altogether by revoking its use. This identity can be created face-to-face in a brick-and-mortar location or done mobily via use of a smart device.

We are already engaged in several exciting discussions about its use and you will be hearing a lot more from us about this exciting new product.

In our last call, we also talked about a new market, the Internet of Things, defined as a group of standalone devices controlled or monitored from a remote location, which market is larger than any of the individual markets we have been selling into. We are at work with several companies in this space, ForgeRock among them, and here we are also completing an exciting new product that will work to add Biometric and device authentication in the IoT space. You'll be seeing a lot more from us on that in the coming weeks.

 As you saw from our public announcements, we were awarded a $2.7 million agreement from IBM Canada for software that will be used for building the next generation identity management system for the Canadian government. Work has started on that project and there will be revenues in this quarter.

We are also pleased that IBM has asked us to consider other opportunities where we can sell and market other IWS products alongside them as well.

Some of you may have seen recently an announcement from Fujitsu and Microsoft regarding their agreement that Microsoft will resell Fujitsu software as a service product on the Azure Cloud platform. Going forward, the plan is to include Biometrics as a service in that group. Microsoft has not historically offered a cloud-based Biometric authentication product or service, so it's very promising that they plan to be selling Fujitsu's software as a service solution.

We continue to create new technology and improve our existing technologies. As we do, we continue to file new patents around our new innovations. Most recently, we have created new and exciting advances in two-factor authentication, which we will be introducing early next year and for which we have patent applications in the works. As you know, we have altered our marketing approach to the market by more graphically showing potential customers how we can supply both two or three-factor authentication seamlessly on the same platform. So, when a customer wants an upgrade, they can go from two to three-factor with absolute ease. Many of you've seen the recent Duo sale for $2.3 billion to Cisco based solely on a two-factor business model. So, we think our strategy (inaudible) sense.

For the Fujitsu Forum event held last week in Munich, Germany, Fujitsu integrated our Biometric technology into their blockchain product. Our R&D folks have come up with a great new way to more efficiently use Biometrics in the blockchain arena and we filed a new patent on this new technology. We also demonstrated the use of our technology in a smart car application at that show, so you can see how Biometrics can operate to supply security in that space.

Finally, we're pleased to tell you that the State of Arizona has recently awarded ImageWare, a multiyear indefinite delivery, indefinite quantity contract for the supply of Biometric authentication capability to all of the state's agencies. As many of you know, Arizona was our initial customer many years ago and we're very proud to be able to offer our products and services to additional agencies over and above our traditional focus in public safety agencies. Our list of active potential customers continues to grow, and the list of potential significant transactions is also growing, but as I'm sure you all recognize, the entire process is not as simple as flipping on a light switch and, as we've all seen, the process takes time.

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

Every project that we have been and will work on progresses at its own pace, but it is progressing. In fact, things are significantly different in the last nine months. Prior to that time, we were attempting to make inroads in sales to three major customers ourselves. We recognized several years ago that attempting to sell directly was not meeting with any success. So, we changed direction to instead attract some major companies to be our partners in salesforce space and after several years of effort, that was successful with Fujitsu, IBM, CDW, now ForgeRock, and others. For about the past nine months, these companies have been our sales front and we are now seeing a totally different reaction at a higher level by potential customers. Our partners have had some early successes, they and we see major successes developing. Significant strides have been made to establish a pipeline that they believe will in fact bring home major revenue for them and for us.

I've said before, it's important for me to remind all of you that the process we take with each and every partner is unique to that specific partner. Each partner has its own set of objectives, market forces, and processes that need to be navigated internally prior to ever going to market. Sometimes, these processes, especially those that involve very large companies, move at a glacial pace, but I remind you, they are all in fact moving and moving towards very large markets.

I would also like to note that throughout the year to date, we've increased our sales with partners. At the end of the last few months, we've closed 11 new deals for our GoVerifyID product in addition to significant new orders for Cloud ID and law enforcement products. In fact, at the end of nine months, we've closed a total of 12 new deals for GoVerify and four for Cloud ID in the Biometric engine. For perspective, you may recall that GoVerifyID orders were zero starting in Q1, so progress is being made. In fact, over 60% of all of our orders for the first three quarters are new business deals.

Now, I'd like to turn our call over to our Operator to begin the question-and-answer session

Operator:

Thank you. We will now begin the question and answer session. To join the question queue, you may press star then one on your telephone keypad. You will hear a tone acknowledging your request. If you're using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question, please press star then two. Once again, to join the question queue, please press star then one. We will pause for a moment as callers join the queue.

Our first question comes from Paul Penney of Northland Securities.

Gregg:

Good afternoon. This is Gregg on for Paul, thanks for taking my questions. First, could you just provide some color on the 4.5 million in orders that you were seeing on maybe like the cadence on when that will be recognized as revenue.

Jim Miller:

Yes. Hi Gregg. Thanks for the question. Yes, we were obviously pleased that it was a number like $4.5 million. That's a good quarter for order intake for us. Some of those things were mixed. They were licenses for immediate delivery, so you can recognize revenue at the time that those products are delivered. Others were longer term government contracts where we had actually initially thought that we might see some immediate license revenue, and those in the final negotiations of the contract got moved to a more extended development process, our delivery process, I mean to say. So, we have revenue that on those moved in from the third quarter because in the case of the Canada TSA, the deal was signed late in the quarter which moved the revenue to be starting to recognize in Q4.

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

The other were various GoVerifyID projects that we have out. As I said in my remarks, we have 12 GoVerifyIDs deals that we have done, so we're out selling the product. It moves at various stages. Folks move to implement differently. Good example is the Canadian financial institution I mentioned. That deal was signed a few months back but they just now green lighted the implementation.

So, the revenue expectations on our side slip because the customer is saying, "Hey, we have an agreement." In some of these cases, they've even paid in advance for the licenses, but the fact is we haven't made the delivery yet because the customer is not ready to accept, and that's as I said, hence my comment, "Every one of these is a little bit different in the way that the customer and we have to navigate", and sometimes when a customer is not ready to take delivery, even though we're very ready to deliver, you can't do anything but obviously accede to their wishes in terms of the delivery schedule. So, it's a mix of government orders from more traditional products, and happily, in that mix is also a number of GoVerifyID and newer product orders as well.

Gregg:

Great, (inaudible) color. I guess secondarily, can you provide an update on Mexico opportunities as you’re seeing given the OnDeck Biometrics (inaudible)?

Jim Miller:

Yes, there's a number of activities that are ongoing currently in Mexico. You were referring, for all the rest of our listeners, to a federal law in Mexico that is mandating additional security and privacy protections, and one of the ways that you can attain compliance with that law is by using technology such as biometrics. So, we and particularly through our partners at Fujitsu, have a number of banks located in Mexico and opportunities in that country that we're rapidly trying to get to closure. There is a need for the product, negotiations are never easy, of any kind. A lot of paperwork involved in dealing with institutions like financial institutions. But, there is I think some reason for optimism that there will be some deals there. A lot of the Mexican banks had available fingerprint technology that they could utilize as an initial step toward getting compliance with this law, but there were also a handful of them of decent sized good banks in terms of size that had not availed themselves of that. So, that's really—the opportunity there is to be able to offer those folks the ability to come into compliance in time for the end of February 2019 deadline. So as I said, we're hot on the trail. They're right in the middle of those discussions.

Gregg:

Got it. Then, it was great to see the addition of a sales office in Japan back in July I believe. Well, can you maybe give us an update on progress with Fujitsu following those personnel changes and the addition there?

Jim Miller:

Yes. It has been I think a tremendous thing to have representation in Japan, the gentleman that handles that for us, a veteran Japanese, fluid Japanese speaking, sales executive with a lot of experience in Asia-Pacific in particularly in the Japan market. So, we not only have someone that has spent their careers selling in that market successfully, but also a fluent native speaker which is a tremendous help. Not just in Japan in day-to-day sales activities, but as we meet, as we have periodically with Fujitsu executives from Japan. It's always very helpful to be able to speak in someone's native language and be understood. So, that has been terrific. Part of his responsibility is to shepherd this global agreement that we've had under discussion with Fujitsu for some time, and we continue to make progress on that although it's been slow, Fujitsu's had a few reorganizations, they've had one very recently. So sometimes, that causes you, as I said in my remarks, it's a process and you just have to navigate it no matter how frustrating it might be, and believe me some days it is, but new people come in and they need to get up to speed, that's just part of all of our lives, things change and we need to adapt. But it's going very well.

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

In addition to that though, not just in terms of Fujitsu we're making I think really good progress with our new partner at two-five (phon) who we also announced in going into some additional opportunities with companies like Hitachi for example, which is an existing customer of two-five. So, it's still little bit early in the process, but really happy with the progress that we're seeing there, and there's just some really exciting opportunities as we start to move out to add companies and get them acquainted with our abilities and capabilities in addition to Fujitsu, larger companies as well who have access to that market. So, pretty happy with actually where it is and think that we'll be seeing some dividends in terms of revenues here pretty soon on that.

Gregg:

Yes, that's really good to hear. I guess one last one from me, and maybe it is a little early still but regarding the new IBM win in Canada, do you think you’ll see opportunity for more expansion with IBM following the recent help you gave them on the government contract link?

Jim Miller:

Yes, I do. I'm optimistic I think we all are optimistic. The history of our involvement on the Canadian project was through another contractor. Originally years ago when we built that system for the government, and ImageWare did build the system from scratch for the government there, the integrator was Unisys, and when the government switched integrators, we came to work with IBM in Canada. But we had never started a project together, and so when this one went to rebid, it was just a fabulous opportunity, frankly for us, to not only get better acquainted with them because people have changed chairs over the years, as you would imagine, but also a great opportunity I think for us and for them to get better acquainted with what we do. There's a tendency I think when you're just working on one project to think maybe that's all the other person actually can do, and I think we were able to show that we've got a pretty wide variety of products that would be applicable in other use cases in the IBM world. So, we have started those conversations about ways that the companies can work together, and leverage each other's strengths, IBMs of course are considerable, and yes, I do, and I'm optimistic that we'll see some results from that. There's interest on both sides, so that's a great place to start.

Gregg:

Okay, great. Thank you.

Operator:

Our next question comes from Harvey Cone of HRK Strategic Advisory.

Harvey:

Hello Jim. Hello Wayne.

Jim Miller:

Hi Harvey.

Harvey Cone:

Couple of my questions have already been answered. Just as a general comment before I even go on. It's pretty clear from the first quarter of this year that we've made tremendous progress in expanding our pipeline of both partners and actual end users which I think something we've all been waiting for because this is the first time that these customers will act as a major base—a major reference point for expanding in multiples going forward. So it looks like we're right as the inclination point of major sales rep for that. Congratulations.

Having said that, I wonder if, two things, I wonder if you could comment on the departure of Jason Bradley, if that's something you could talk about? Secondly, if you would go back over, what sounds to me like a huge opportunity, the new ID…

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

Jim Miller:

Yes. Yes, yes. Absolutely.

Harvey Cone:

…ID product that you have? So, done.

Jim Miller:

Okay. Thank you. Two good questions. Jason Bradley was the Senior Executive at Fujitsu in the group that we worked with here in the Americas. He has decided to end his service at Fujitsu and take up with a new exciting company in the IoT space. That announcement has been made at Fujitsu, so that's out there and that transition has now concluded. There is no denying that we'll miss Jason's advocacy. He was a savvy executive who was in a hurry. He was a true visionary who believed in the future of Biometrics sold as a service for authentication in both the enterprise and consumer markets, and he believed in the ImageWare approach to that as having been groundbreaking, and mind you, he sort of inherited our portfolio. He was not the original executive who we did the deal with in the Americas. That said, we will miss him, of course, for lots of reasons. But Fujitsu did not get to be a $45 billion, $50 billion global powerhouse of a company with only one person to rely on.

 So, like all good companies who have been in business for 50, 60, 70 years and prospered, there's a deep bench. We are in the process of moving to a new group whose purpose will be to specifically sell cloud service products, which we think is terrific, and we're excited by that. So, always tough to lose a valued partner and a very smart guy, but life will go on and so will we. I do not think that our partnership with Fujitsu will suffer, I think that in fact, we'll be now seeing the expansion of it as we do some new—for example, putting in blockchain, putting our Biometrics into the Fujitsu blockchain product.

A good segue to what you asked secondarily and that's our new product, we are as a world going through an amazing digital transformation, and so tomorrow we will announce the new product that will be indeed aptly called, the digital identity transformation platform. That's a mouthful really, it will just integrate with GoVerifyID. But the whole idea is here, that we're finding that as you go along, and you present your Biometric product, people want to know before they put your Biometrics in the system, that you're really you. Because think about it, if we get the wrong person, if we get a fraudster in the system pretending to be someone else and therefore the Biometrics go in, you have kind of poisoned the system at the get-go. So, there has arisen a need to be able to take precautions at the outset.

By the way, this is applicable for enterprise or consumer in very big ways, and that person against the government ID. There are a couple of products out there who have done similar things, but this one is different, because in addition to just vetting your government ID prior to entering the database, there are additional features to this product such as digital vaults, which will allow you to facilitate digital transactions. So I can sign documents, store them in the vault, authenticate my identity biometrically for access to those documents or proof that I'm actually the person signing. This is a major step toward this digital revolution that's going on that can create a secure identity and have that identity be used.

We've talked in the past about federated identity, it's the ability to use that identity across multiple different tenants or vendors. This is the key first step to creating a valid identity that you can rely on. If I'm going to use my identity in a variety of different places, then it sure as heck better be validated and vetted upfront. Then more importantly, I think the other thing that product does is it allows you, by the way, it's compliant with GDPR, which is the European privacy regulations.

For those of you on the call, I think that you may probably already appreciate that while GDPR is a European regulation, it applies to anybody doing business or touching any business that's done or transacted in the European Union country. So that virtually ends up being all of us because it's a global world.

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

The ability to create an identity and give the person whose identity it is actually controlled. So there is a mechanism where you can revoke the right-to-use your digital identity, and that's a big deal by itself, because I think that we've all seen our information and our identities are used without our permission way too much mostly for fraudulent purposes.

So, there has been a lot of excitement around this product. Our partners at Contactable already have had success in their markets with it. We are really excited to have it, and as I said, I think you'll be hearing some really good things about this in the next few weeks. It fills the hole in the portfolio, it's the front end to enrolling people in the database. So it's great to have it and I think when you see it out and about, we'll have it on the website, you can take a look at how it works. It's a truly exciting product to have, and again, seamlessly integrated with the rest of our Biometric authentication on the GoVerifyID platform. So, it's a big step for us and I think it is going to have a lot of play in the marketplace.

Harvey Cone:

Sounds exciting. Thank you.

Jim Miller:

You bet.

Operator:

Our next question comes from Jeffrey Link of Invemed.

Jeffrey Link:

Yes. Hi.

Jim Miller:

Hi.

Jeffrey Link:

I wanted to, I don't know if you can clarify or not, I think you said, you have now 12 GoVerifyID deals in the works at various stages?

Jim Miller:

Yes.

Jeffrey Link:

How many of those deals are in the $4.5 million? So, you have 12 or four of them, eight, 10, how many are in the $4.5 million that you say is in the pipeline now?

Jim Miller:

I think between in the last quarter, there was one new deal added. I believe the number was 11 through Q2, it's 12 through Q3 and we anticipate several more here in this fourth quarter.

Jeffrey Link:

I guess what I'm trying to understand is, are they all part of the $4.5 million?

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

Jim Miller:

No. The $4.5 million were the orders that were received in the third quarter.

Jeffrey Link:

I see.

Jim Miller:

So those are as I said, to the first questioner, that’s a various mix of products, some for government products, some for GoVerifyID related products, other services and things that we do. But these were all orders we received in the third quarter.

Jeffrey Link:

So then, the 12 deals that you have or the customers where the various stages that it's at, what kind of expectation can one look for in terms of revenue over the next 12 months from these deals?

Jim Miller:

Well, it's a little bit difficult to be precise on that because what happens is, that various different buyers of the product take it on and they take it onto, frankly, try it out. So they might be a small enterprise with a couple hundred employees, and they will take 20 or 40 or 50 to try it. If they like it, they'll expand it. We've seen one instance where here in the fourth quarter that a prior order was supplemented by an additional order. So, that's just—it’s building blocks, you start, that's why I point out that every one of these people are different. It's new technology, so we, they don't have a really good roadmap to tell you how it's going to roll out, what's the timeframe, how it's going to end up. But the first step is of course, is to get them to purchase it. Then, we're confident that as you use the product, you'll like it and you'll add your employees. As you add your employees, you will then think about moving it to your customers, which of course is the bigger number that we're after here. But that's the way that this thing sort of starts out.

Jeffrey Link:

All right. I wanted to also ask, if you would, since I'm a little newer to the story, on the ServiceNow deal that's been talked about on and off, what exactly is the status right now in terms of whether the software is ready to go? What, where are you at in this whole process?

Jim Miller:

We actually, of course, are in a secondary role, to be honest with you, because the product is a white-label of the ServiceNow product that is sold by Fujitsu. So, it is Fujitsu that drives this process, they have advised us that they're in the final stages of receiving that certification, and that they anticipate having all of that concluded and moving ahead to their sales effort in this quarter. So, that's what have reported to us.

Jeffrey Link:

When we talk about hundreds of millions of potential users, can you elaborate a little bit on what that exactly means if ServiceNow is servicing 100 accounts that is hundreds of millions of users, is Fujitsu now needing to go and sell it to each of these accounts or is ServiceNow simply going to begin to roll out the software to these accounts and automatically going to get upgraded to the white-label software that Fujitsu has? I guess I'm just trying to understand the actual process here, once I guess the certification is completed.

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

Jim Miller:

Fujitsu has its own customer base. Fujitsu, lots of folks don't appreciate, operates a lot of call center or a lot of support work. So, they have an existing book of business in the support services arena already. The plan is to offer the product that would allow folks to use a Biometric authentication to get directly to a help desk professional who can bring their record up on the screen because we vetted you, we know it's you. We can dispense with the qualifying questions, mother's maiden name, social security number, all those things we all go through when we call a help desk and get right to why it is you called. That ability to do that, time is money, in that business simply put, and the ability to do that saves a lot of time and therefore saves a lot of money. That's the value proposition. So, the plan is that once the product is certified, it will then go out for sale to Fujitsu's existing customers. So, to answer your question in the Fujitsu case, no, they don't have to go knock on doors and cold-call, they already have a book of business. So that's the way they will market.

Jeffrey Link:

So these customers are currently using a Fujitsu software that may already have the two-step process and now they would upgrade to yours?

Jim Miller:

Well, they would upgrade to a Fujitsu product that includes ours, yes. That that's right. They are using the traditional software product that we all experience when we call a help desk, that is you have to go through a list of qualifying questions before they'll answer why it is you call. So, we're cutting out that step, we're giving them the assurance that it's really you that's calling, not me pretending to be you, and that process saves, as I said a good deal of time and money. It also increases and enhances the user experience which is not a bad thing either.

Jeffrey Link:

If you would, how does this service now fit in with Fujitsu and all these call centers?

Jim Miller:
Fujitsu has a product that is itself a private or white-labeled product of a service now product. So, in the same way that Fujitsu rebrands products like ours, they have a similar arrangement with the larger company service now.

Jeffrey Link:

Okay, and I'm going to ask you I guess a similar questioning on the Epic win that you recently had in the incorporation of your module into the Epic system. Where are we at in terms of that rollout?

Jim Miller:

Let me just clarify part of your question there. I would not say that that's so much of a win as it is a milestone, and that is the integration into the Epic back-end system. That's really important because it's really difficult in any space to go in and sell a single product that operates as a standalone. In any institutional sale and even in our own homes, right? I mean you've got a lot of individual applications running, you really like it when they run on one network, and you only have one system to navigate, and you don't have to worry about having all these different siloed systems that you have to service, understand each one of the intricacies, and work with that.

So, this puts it on a platform that, not badly, is used by several hundred million people in the North American market and the world markets, that they get their healthcare records on. So, it's good to be there because that makes the sale easier. We tried, believe me, to sell it as a standalone and we were met with a lot of resistance because people wanted to see it on one of the major healthcare record software systems that they employ. Right now where we're at with all that is that the larger companies understand Fujitsu and Epic. Understand the value of a reference account, that is a higher profile company that you can point to in the sales process where you can say this company uses our system. They have purchased it, they use it, they like it, and that answers a lot of questions in your sales effort, because one of the ones you always get is, tell me where you've done this? Maybe even, can I call that person? Can I see how this really works? I know how you as a salesperson tells me it works, but can I have a third-party verification of what you told me?

ImageWare Systems, Inc. – third Quarter 2018 Results Conference Call, November 14, 2018

So, that is critical. There is no price you can put on that reference, we can tell you that from our own experience and you know this it's an obvious thing, so that's what they're trying to do at this point. They are in that process, they've made a lot of progress but at this point I can't report to you that they've had a success there, although they think they are closing in on some companies that will take it and adopt it and be that reference account.

Jeffrey Link:

Just to follow up on that, do you need to be involved in that process when Epic is going out to these potentially referenceable accounts or they, at this point, understanding enough of your software and its capabilities that you don't need to continue to support Epic? I guess I'm just wondering how you can stay in front of Epic to make sure that this product is in fact constantly being marketed by the Epic people.

Jim Miller:

Well, recall that it's a Fujitsu product. So, it's Fujitsu not Epic that really leads the effort here because MedClick is our pillphone product that is white-labeled by Fujitsu and therefore they lead the sales effort. The answer to your question is, right now in the fairly early stages, it depends. It depends on how much technical deep dive a company wants to get into, in which case we will supplement our partners, sales efforts. That's not true in every case, so, as they go along, you learn to crawl, and then you walk, and then you can run. It's that very similar process as they get more time with the product, they ween away from having us to be there on every single sales call.

But in the early going out to be quite honestly we want to be there. We know the product, we built it better than anyone and rather than leave a question on the table, we would err on the side of caution and be there to answer those questions. So prospective customer gets the full understanding of the product, and its feature set and what it does. As time goes on, less and less, so that in some of the cases for other products like the GoVerifyID product, sales calls go on all the time, we're not involved. If we need to be, we're obviously there to support whenever we need to be. So that's pretty much how it works. It's just a question of getting them up to speed and then to your point getting regular reports on how they're doing and to gauge what we need to do or change to make sure that that effort can be more successful.

Operator:

This concludes the question-and answer-session. I would like to turn the conference back over to Mr. Miller for any closing remarks.

Jim Miller:

Well, thank you operator. Let me, first of all, thank you for your continued support even as progress seems to take forever. While it's difficult for the team here at IWS as well, we remain confident because we have the advantage of seeing what's going on out there in our market with our potential customers and because we know that we have the best technology, addressing a huge and growing market and because we have significant partners who are confident that they will bring home the sales.

I'll close now with that, I'll thank you again for your attention and your continued belief in our technology and our markets, and we very much look forward to speaking with you on our next call. Good afternoon to everyone.

Operator:

This concludes today's conference call. You may disconnect your lines. Thank you for participating and have a pleasant day.